CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of SharpSpring, Inc. on Form S-8 of our report dated March 30, 2017, with respect to the consolidated financial statements of SharpSpring, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

June 30, 2017